EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2012 3rd Quarter Results

Quarter Reflects Record Revenue and Operating Income

	3rd Fiscal Quarter	YTD
Revenues:	$10,794,000 up 7% from fiscal year 2011	$27,071,000 up 11% from year 2011
Gross Profit:	$4,557,000 up 6% from fiscal year 2011	$11,070,000 up 9% from fiscal year 2011
Net Income:	$1,742,000 up 36% from fiscal year 2011	$2,873,000 up 24% from fiscal year 2011
Net Income per Share:	$0.14 cents per diluted share	$0.23 cents per diluted share

Balance Sheet June 30, 2012:  Remains strong with $16,624,000 in cash and investments and no debt.

MINNEAPOLIS, July 26, 2012 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its third quarter of fiscal year 2012, which ended June 30, 2012.

Revenue for the third quarter 2012 was $10,794,000 in comparison to revenue of $10,125,000 for the third quarter 2011, an increase of 7%. Gross profit was $4,557,000 for the third quarter of 2012, in comparison to $4,319,000 for the third quarter of 2011, an increase of approximately 6%. Gross margin for the third quarter 2012 was 42.2%, versus 42.7% in the third quarter of fiscal 2011. Operating expenses were $2,774,000 for the third quarter 2012, in comparison to $3,032,000 for the third quarter of 2011, a decrease of approximately 9%. Operating income was $1,783,000, up $496,000, or 39%, from $1,287,000 recorded in the third quarter of 2011. Net income was $1,742,000 for the third quarter 2012, compared to net income of $1,278,000 in the third quarter 2011, an increase of 36%.

Year to Date Performance

Revenue for the nine month period ending June 30, 2012 was $27,071,000 in comparison to $24,491,000 for the comparable period in fiscal 2011, an increase of 11%. Gross profit was $11,070,000 for the nine month period ending June 30, 2012 in comparison to $10,178,000, an increase of 9%. Gross margin for the period was 40.9% in comparison to 41.6% for the comparable period in 2011. Operating expenses were $8,120,000 for the nine month period ending June 30, 2012, in comparison to $7,860,000 in the comparable period in 2011, an increase of 3%. Operating income was $2,951,000, up $632,000, or 27%, from $2,319,000 recorded in the comparable period in fiscal 2011. Net income was $2,873,000 for the nine month period ending June 30, 2012, compared to $2,311,000 for the similar period in 2011, an increase of 24%.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of June 30, 2012 totaled $2,806,000 in comparison to $3,014,000 as of March 31, 2012, reflecting a decrease of $208,000, or 7%. Cash and investments at June 30, 2012 totaled $16,624,000.  The Company has no long-term debt.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Posting record quarterly revenues and operating income is an indication of the ongoing support for the Clearfield value proposition among our customer base," comments Cheryl Beranek, president and CEO of Clearfield. "Gross profit numbers also improved nicely from the second quarter as higher value-add products were a stronger percentage of the product mix in the third quarter, manufacturing process improvements were recognized, and increased capacity utilization was achieved due to the higher manufacturing demands. The development of our channel programs, including distribution and OEM partnerships, continues to bring forth positive results.

 "Activity within our core customer base of independent telephone companies has been softer than expected as these organizations absorb the funding changes being implemented as part of the Universal Service Fund and inter-carrier compensation reform. Pending court review as well as the upcoming fall election has placed the interpretation of these programs in flux. As a result, some of our customers are taking a step back from their build plans as they take a wait-and-see approach to governmental changes.

"However, activity within new and emerging markets is significant. Customers within the wireless markets of cell backhaul and Distributed Antenna Systems networks are responding enthusiastically to our unique ability to deliver fiber-fed enclosures, which team our pushable fiber solution with our FieldSmart fiber management platform. Customers throughout the market are recognizing how fiber, when pushed directly to the enclosure through a series of ruggedized microduct, can save labor costs while providing a superior level of fiber protection.

"Customer satisfaction measures continue to improve from their already high levels. Lead time, the average time between our receipt of purchase order and shipment of standard product, is now an industry-leading six days. The value of orders in backlog reflects this improvement in our planning process as we can now build a product to order in a week's time.

"Moving forward, we continue to advance the capabilities of our product line. New offerings will improve the density of the installation while reducing the cost of operation – both in space and labor initiatives. These technologies will enable our broadband service providers to dramatically reduce the footprint required for inside plant deployments. As service providers expand their data centers to provide cloud computing and other services, the ability to reduce space – and effectively their cost of real estate, will become increasingly important."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carry forwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2011 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2012	2011	2012	2011

Revenues	$ 10,793,755	$ 10,124,665	$ 27,071,053	$ 24,490,898

Cost of sales	6,236,984	5,805,914	16,000,571	14,312,455

Gross profit	4,556,771	4,318,751	11,070,482	10,178,443

Operating expenses
Selling, general and	2,774,253	3,032,036	8,119,742	7,859,654
administrative
Income from operations	1,782,518	1,286,715	2,950,740	2,318,789

Other income
Interest income	23,878	26,604	77,423	83,065
Other income	--	10,000	--	25,500
	23,878	36,604	77,423	108,565
Income before income taxes	1,806,396	1,323,319	3,028,163	2,427,354

Income tax expense	64,436	45,489	154,677	115,879

Net income	$ 1,741,960	$ 1,277,830	$ 2,873,486	$ 2,311,475

Net income per share:
Basic	$0.14	$0.11	$0.23	$0.19
Diluted	$0.14	$0.10	$0.23	$0.18

Weighted average shares outstanding:
Basic	12,388,162	12,097,670	12,339,673	12,054,868
Diluted	12,670,400	12,829,497	12,728,828	12,738,794

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	June 30, 2012	September 30, 2011
Assets
Current Assets
Cash and cash equivalents	$ 5,980,743	$ 11,281,027
Short-term investments	5,837,000	1,849,000
Accounts receivable, net	4,092,673	3,228,864
Inventories	3,000,307	2,757,151
Other current assets	1,515,686	1,164,243
Total current assets	20,426,409	20,280,285

Property, plant and equipment, net	934,954	986,031

Other Assets
Long-term investments	4,806,000	2,707,000
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	3,497,192	3,558,797
Other	229,779	199,467
Total other assets	11,103,482	9,035,775
Total Assets	$ 32,464,845	$ 30,302,091

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	1,287,815	1,439,611
Accrued compensation	1,337,904	2,465,132
Accrued expenses	74,550	106,383
Total current liabilities	2,700,269	4,011,126
Commitment and contingencies	--	--
Deferred rent	45,019	61,794
Total Liabilities	2,745,288	4,072,920

Shareholders' Equity
Common stock	124,608	122,707
Additional paid-in capital	54,017,137	53,402,138
Accumulated deficit	(24,422,188)	(27,295,674)
Total Shareholders' Equity	29,719,557	26,229,171
Total Liabilities and Shareholders' Equity	$ 32,464,845	$ 30,302,091
CONTACT: Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866